Exhibit 8


                             STOCK PURCHASE AGREEMENT


                   STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 10, 1997, by and between Insilco Corporation, a Delaware corporation (the "Company"), and Water Street
         Corporate Recovery Fund I, L.P., a Delaware limited partnership ("Water Street").

                   WHEREAS, the Company desires to purchase up to 5,714,284 shares of Common Stock, par value $.001, of the Company (the "Shares"), constituting 59.7% of the outstanding Shares;

                   WHEREAS, Water Street owns 5,802,494 Shares, constituting 60.6%of the outstanding Shares;

                   WHEREAS, the Company intends, within one business day from the date hereof, to commence a tender offer to purchase up to 2,857,142 Shares at a purchase price of $38.50 per Share in cash in all material respects on the terms of the draft Tender Offer Statement on Schedule 13E-4 delivered to Water Street on the date hereof (the "Offer");

                   WHEREAS, the Company desires to purchase from Water Street and Water Street desires to sell to the Company
         2,805,194 Shares (the "Initial Shares") at a purchase price of $38.50 per Share in cash pursuant to this Agreement;

                   WHEREAS, on March 5, 1997, the Company sold its Rolodex office products business (the "Rolodex Sale") for gross proceeds of $117 million;

                   WHEREAS, the Board of Directors of the Company adopted a plan of partial liquidation with respect to a distribution of the proceeds of the Rolodex Sale and filed a Form 966 with the Internal Revenue Service with respect thereto; and

                   WHEREAS, immediately upon receipt of the proceeds of the Rolodex Sale, the Company deposited $110 million of such proceeds (the "Rolodex Proceeds") into a separate bank account, Link DDA Account, account no. 4072-3545, Citibank, New York (the "Link Account"), from which account the Rolodex Proceeds were then deposited into CUSA FAO Insilco Corp. Cash Collateral Custody Account, account no. 846-881, Citibank, Tampa (the "Rolodex Proceeds Account").

                   WHEREAS, on the date hereof the Company has entered into an agreement with Robert L. Smialek (the "Smialek Stock Purchase Agreement") pursuant to which the Company is purchasing 51,948 Shares on substantially the same terms and conditions as this Agreement.





                   NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                         PURCHASE AND SALE OF THE SHARES

                   Section 1.1. The Purchase. On the terms and subject to the conditions of this Agreement, Water Street hereby sells, transfers and conveys the Initial Shares to the Company, and the Company hereby purchases the Initial Shares from Water Street, at a purchase price of $38.50 per Share for an aggregate purchase price of $107,999,969 (the "Purchase Price"). Water Street, concurrently with the execution hereof, is delivering to the Company certificates representing the Initial Shares together with stock powers duly executed in blank (the "Stock Powers").

                   Section 1.2. Payment. On the terms and subject to the conditions of this Agreement, in consideration for the sale of the Initial Shares, concurrently with the execution hereof the Company is paying the Purchase Price to Water Street solely out of the Rolodex Proceeds by delivery to Water Street of a cashiers check drawn on the Link Account payable to the order of Water Street in the amount of $107,999,969.

                                    ARTICLE 2
                                 REPRESENTATIONS

                   Section 2.1. Representations of the Company. The Company hereby represents and warrants to Water Street that:

                   (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                   (b) The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

                   (c) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                   (d) At all times prior to the payment of the Purchase Price referred to in Section 1.2, both the Rolodex Proceeds Account and the Link Account contained only the Rolodex Proceeds and interest earned thereon that had not yet been withdrawn by the Company. No distributions have been made out of the Rolodex Proceeds Account other than to the Link Account, and no distributions have been made out of the Link Account other than (i) pursuant to this Agreement or the Smialek Stock Purchase Agreement, or





         (ii) to withdraw from time to time the interest earned on the Rolodex Proceeds. The Purchase Price is being paid solely out of the Rolodex Proceeds.

                   (e) The Company intends to commence the Offer on the business day immediately following the date hereof.

                   Section 2.2. Representations of Water Street. Water Street hereby represents and warrants to the Company that:

                   (a) Water Street has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                   (b) The execution and delivery by Water Street of this Agreement, and the consummation by Water Street of the transactions contemplated hereby, have been duly authorized by all necessary partnership action on the part of Water Street.

                   (c) This Agreement has been duly executed and delivered by Water Street and constitutes a valid and binding obligation of Water Street enforceable against Water Street in accordance with its terms.

                   (d) Water Street owns the Initial Shares, and is conveying the Initial Shares to the Company, free and clear of any lien, pledge, security interest or other encumbrance whatsoever (collectively, "Liens").

                   (e) Water Street does not currently intend to sell, transfer, assign, pledge, distribute or otherwise dispose of any of the Shares beneficially owned by it on the date hereof, other than pursuant to this Agreement or the Offer.

                                    ARTICLE 3
                                    COVENANTS

                   Section 3.1. Maintenance of Rolodex Proceeds. No later than the next business day following the receipt thereof, Water Street shall deposit the Purchase Price in a new account at Citibank, New York, account no. 40734201 (the "Water Street Account"), and shall maintain such funds, together with all interest actually earned thereon, in the Water Street Account (and no other money shall be deposited in such account) until the earlier of (x) the first date on which the Company pays for Shares tendered in the Offer (the "Payment Date") or (y) the date on which Water Street returns the Purchase Price to the Company pursuant to Section 3.5(a).

                   Section 3.2.   Offer; Agreement Not to Tender.  (a)
         The Offer shall be for not more than 2,857,142 Shares at a purchase price of $38.50 per Share and shall be in all material respects on the terms of the draft Tender Offer Statement on
         Schedule 13E-4 delivered to Water Street on the date hereof.





                   (b) Water Street shall tender no more than 960,577 Shares in the Offer.

                   (c) The Company shall not (i) accept for purchase or purchase more than 2,857,142 Shares in the Offer (including in connection with odd lot purchases), nor (ii) pay more than $38.50 per Share, nor (iii) extend the Offer past 45 days from the date of its commencement, unless the Company and Water Street shall first have entered into a written agreement amending this Agreement with respect thereto.

                   Section 3.3. Interest Payment. If the Company purchases Shares in the Offer, Water Street shall, on the Payment Date, pay to the Company, by wire transfer of immediately available funds, all interest actually earned on the Purchase Price from and including the date of its deposit in the Water Street Account up to the Payment Date.

                   Section 3.4. Rescission. If the Offer expires or terminates without any Shares having been purchased therein, the purchase and sale of the Initial Shares pursuant to this Agreement shall automatically, and without any further action by any party, be rescinded (the "Rescission"). The Company shall promptly notify Water Street in writing of the Rescission.

                   Section 3.5. Effect of Rescission. If there is a Rescission, then on the business day immediately following receipt by Water Street of written notice of the Rescission:

                   (a) Water Street shall return to the Company the Purchase Price, together with all interest actually earned thereon from and including the date of its deposit in the Water Street Account up to the date of such return, by wire transfer of immediately available funds from the Water Street Account to the Link Account; and

                   (b) the Company shall return to Water Street the certificates representing the Initial Shares, together with the Stock Powers, free and clear of all Liens, other than Liens created by Water Street.

                   Section 3.6. Confirmation of Intent. Water Street will confirm to the Company in writing immediately prior to the Company's acceptance for payment of Shares in the Offer that it does not at that time have a current intention to sell, transfer, assign, pledge, distribute or otherwise dispose of any of the Shares beneficially owned by it on the date hereof (except for the Initial Shares), other than pursuant to the Offer.





                                    ARTICLE 4
                                  MISCELLANEOUS

                   Section 4.1. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

                   Section 4.2. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                   Section 4.3. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement. Delivery of a photocopy or transmission by telecopy of a signed signature page of this Agreement shall constitute delivery of such signed signature page.

                   Section 4.4. Notice. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been validly given, made or served on the date of delivery, if delivered personally or by telecopier, or on the day after having been sent by overnight courier, or seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, to the other party to this Agreement at the following address or to such other address as such party shall specify by notice to the other party:

                   (a)  If to the Company, addressed to:

                        Insilco Corporation
                        425 Metro Place N.
                        Fifth Floor
                        Dublin, Ohio  43017
                        Attention:  Vice President and
                                    General Counsel
                        Telephone:  (614) 791-3110
                        Telecopier: (614) 791-3195





                   with a copy to

                        Fried, Frank, Harris, Shriver & Jacobson
                        One New York Plaza
                        New York, New York  10004
                        Attention:  Aviva Diamant
                        Telephone:  (212) 859-8185
                        Telecopier: (212) 859-4000

                   (b)  If to Water Street, addressed to:

                        Water Street Corporate Recovery Fund I, L.P.
                        c/o Goldman Sachs & Co.
                        85 Broad Street
                        New York, New York  10004
                        Attention:  David J. Greenwald
                        Telephone:  (212) 902-1000
                        Telecopier: (212) 902-3000

                   with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention:  Mitchell S. Presser
                        Telephone:  (212) 403-1000
                        Telecopier:  (212) 403-2000

                   Section 4.5. Exclusive Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and any verbal or written communication between the parties prior to the adoption of this Agreement shall be deemed merged herein and of no further force or effect.





                   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                  INSILCO CORPORATION



                                  By:  /s/ Kenneth H. Koch
                                       _______________________________
                                       Name:  Kenneth H. Koch
                                       Title: Vice President



                                  WATER STREET RECOVERY FUND I, L.P.


                                  By:  GOLDMAN, SACHS & CO., its General
                                       Partner



                                  By: /s/ Terence M. O'Toole
                                      _______________________________
                                       Name:  /s/ Terence M. O'Toole
                                       Title: Managing Director